EXHIBIT 99.1

                                        Contact:  Peter F. Hartz
                                        Sr. VP Sales & Marketing
                                        IDB Communications Group, Inc.
                                        (213) 240-3721
          FOR IMMEDIATE RELEASE
                                        Michael Sitrick
                                        Michael Kolbenschlag
                                        Sitrick Krantz & Co.
                                        (310) 788-2850


               IDB RETAINS ARTHUR ANDERSEN & CO. AS NEW OUTSIDE AUDITOR

               Los Angeles, CA -- June 26, 1994 -- IDB Communications Group, Inc. (NASDAQ: IDBX) announced today that Arthur Andersen & Co. has been retained as its new outside auditor. Franklin E. Fried, Chairman of the Audit Committee, indicated that Andersen's selection followed careful consideration. With respect to the audit of the company's 1994 financial statements, Fried noted "Andersen will report directly to the audit committee on the results of their audit work."

               As a part of its engagement, Andersen will examine the Company's internal financial controls and reporting procedures, and will issue its recommendations to the audit sub-committee, which is currently examining those controls and procedures as part of its review of the circumstances surrounding the resignation of the Company's prior auditor. Mr. Fried stated that "we are committed to ensuring that the procedures and controls are in place so that the integrity of the Company's financial statements will be beyond reproach." Andersen has been given the authority to establish the scope of their work and will strive to complete their initial review as soon as possible.

               Dick Poladian, Managing Partner of Andersen's Southern California Practice, commented that careful consideration was given to this decision, in light of the resignation of another firm and the publicity it received. "We have had discussions with the company's former auditors and its other legal and financial advisors, as well as with outside members of the audit committee," Poladian said. Poladian added that "the commitment of the audit committee to work closely with Arthur Andersen demonstrates the high priority the Board has placed on addressing the company's financial reporting issues."

               Separately, the Company also announced that it had previously aligned its internal financial reporting structure so that Rudy Wann, Vice President of Finance and Chief Financial Officer, now reports directly to IDB Chairman and Chief Executive Officer, Jeffrey P. Sudikoff.

               IDB    Communications    Group,    Inc.    is    a    global
          telecommunications company that operates a domestic and international communications network providing its customer with international private line and long distance telephone services, radio and television transmission services, facsimile and data connections, mobile satellite communications capabilities and the design and integration of satellite networks worldwide.